Exhibit 99.1
Marine Petroleum Trust
News Release
MARINE PETROLEUM TRUST
ANNOUNCES SECOND QUARTER CASH DISTRIBUTION
     DALLAS, Texas, May 18, 2009 — U. S. Trust, as Trustee of the Marine Petroleum Trust (NASDAQ: MARPS), today declared a quarterly cash distribution to the holders of its units of beneficial interest of $.261404 per unit, payable on June 29, 2009, to unit holders of record on May 29, 2009.
     This distribution is slightly lower than the $.301562 distributed last quarter. It consists of oil and gas royalties collected during the months of February, March and April of 2009. Receipts during these months are from natural gas produced during the months of November and December 2008, and January of 2009 and oil produced during the months of December 2008, and January and February of 2009. Royalties from most of the leases in the South Timbalier, Ship Shoal, and Eugene Island Areas are down due to the leases being shut-in since September because of hurricanes that hit the Gulf of Mexico in August and September. Royalties from leases that are not shut-in are down due to lower prices and decreased production.
     The Mineral Management Service (MMS), a division of the U.S. Government, reported on February 11th that it is expected that a majority of the remaining oil production shut-in wells would be restored by late March and that the remaining shut-in gas wells would be fully restored by late in May 2009. Repair time, however, can be affected by weather conditions and availability of materials. Marine is not able to determine how many, if any, of the remaining shut-in oil and gas wells are located on leases that it receives royalties from.
     For more information on Marine Petroleum Trust, including current financial reports, please visit our website at http://www.marps-marinepetroleumtrust.com/.
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Contact:	Ron E. Hooper Senior Vice President U.S. Trust, Bank of America Private Wealth Management, Trustee Toll Free — 1.800.985.0794